DESCRIPTION OF COMMON STOCK

This document describes the general terms of our Common Stock. Our Common Stock and the rights of the holders of our Common Stock are subject to the applicable provisions of the Delaware General Corporation Law, which we refer to as “Delaware Law,” our certificate of incorporation, our bylaws, the rights of the holders of our preferred stock, if any, as well as some of the terms of any outstanding indebtedness that we may incur.

As of July 17, 2019, under our certificate of incorporation, we had the authority to issue 200,000,000 shares of Common Stock, par value $0.001 per share, of which 45,269,908 shares of our Common Stock were outstanding as of that date. Additionally, we had the authority to issues 10,000,000 shares of preferred stock, par value $0.001 per share and no shares had been issued to date.

The following description of our Common Stock may not be complete and is subject to, and qualified in its entirety by reference to Delaware law and the actual terms and provisions contained in our certificate of incorporation and our bylaws, each as amended from time to time.

Voting Rights

Each outstanding share of our Common Stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated articles of incorporation or our bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.